Exhibit 99.1

Press Release

COVANTA HOLDING CORPORATION ANNOUNCES SUCCESSION PLAN

Anthony J. Orlando, President and CEO, to Step Down in March 2015

Stephen J. Jones, Industry Veteran, To Succeed Orlando as President and CEO

MORRISTOWN, N.J., January 5, 2015 — Covanta Holding Corporation (NYSE: CVA) (“Covanta” or the “Company”), a leading global owner and operator of Energy-from-Waste (“EfW”) projects, today announced a leadership succession plan consistent with the Company’s growth strategy and focus on value creation.

Anthony J. Orlando, who has served as Covanta’s President and CEO since 2004 and as a Director since 2005, has announced his intention to transition from his role as CEO in March 2015. Mr. Orlando will remain on the Company’s Board of Directors. Stephen J. Jones, who most recently served as Senior Vice President and General Manager at Air Products and Chemicals Inc., will become Covanta’s President and Chief Executive Officer and a member of the Board of Directors at that time. Mr. Jones joined the Company today and will work closely with Mr. Orlando for a transition period.

“We are thrilled to welcome Steve to Covanta, and we are confident in his ability to lead the Company as its new CEO,” said Samuel Zell, Chairman of the Board. “Steve has deep experience in operating and growing complex industrial businesses, and is committed to continuing our program of disciplined growth with a focus on maximizing shareholder returns. Having played a major role in key strategy and growth initiatives, Steve is the ideal candidate to serve as Covanta’s next CEO.”

Mr. Zell added, “On behalf of Covanta and its Directors, I would like to sincerely thank Tony for all he has done for the Company. Tony has been instrumental in building Covanta, providing outstanding service to our customers, and driving value for shareholders. We are very pleased that he will continue to provide his strategic insights and leadership as CEO through March, and after that as a Board member, to ensure a smooth transition.”

Mr. Orlando stated, “I have had a great experience during my 25 years at Covanta, including the past 10 in the role of CEO, and I am proud of the value that we have created for all our stakeholders. I would especially like to thank Covanta’s dedicated and talented team, with whom I have greatly enjoyed working and who have been key to our success. I am confident that the Company is well-positioned for future growth, and that Steve has the experience, dedication, and understanding of our industry to work with our leadership team to help realize Covanta’s full potential. I remain excited about the future growth prospects for the Company and look forward to remaining on the Board.”

Mr. Jones said, “I’m honored by the Board’s confidence in me and I am looking forward to working closely with the Board, the rest of Covanta’s outstanding leadership team and the entire organization to take this company to the next level. Covanta is the industry-leader in sustainable waste and renewable energy solutions, with an unmatched asset base and a track record of providing best-in-class service for its clients. While Tony has set a high bar for leadership at the Company, this is an exciting time to join Covanta and I am delighted to have the opportunity to lead this outstanding organization.”

Since 2009, Mr. Jones had been Senior Vice President of the Tonnage Gases Segment and the Equipment and Energy Segment at Air Products. In this role, he held profit and loss responsibility for these two global business segments, which accounted for about 40% of Air Products’ revenues. As part of his leadership of the Equipment and Energy Segment, he was responsible for the development of its energy business, including the recent investments in the area of gasification of waste to produce renewable power for the U.K. market. Mr. Jones joined Air Products in 1992 and during his tenure, held various executive leadership positions, including China President, Vice President of the Industrial Chemicals Division and General Counsel. In addition he had been a member of Air Products’ corporate executive committee since 2007. He holds a Bachelor of Science degree in economics from Bloomsburg University, a Master of Business Administration from Temple University, and a law degree from the University of Pennsylvania.

About Covanta

Covanta is a world leader in providing sustainable waste and energy solutions. The Company’s 46 Energy-from-Waste facilities provide communities and businesses around the world with environmentally sound solid waste disposal by using waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into clean, renewable electricity to power one million homes and recycle nearly 450,000 tons of metal. Energy-from-Waste facilities reduce greenhouse gases, complement recycling and are a critical component to sustainable solid waste management. For more information, visit www.covanta.com.

Investor Contact

Alan Katz

1.862.345.5456

IR@covanta.com

Media Contact

Sard Verbinnen and Co

Dan Gagnier/Carissa Felger/Alexandra LaManna

212.687.8080

2